EXHIBIT 21.1

Subsidiaries of Registrant

Name of Entity	State or Other Jurisdiction of Incorporation or Organization

Domestic
Deckers Retail, LLC	USA (California)
Deckers Sales Co., LLC	USA (California)
Deckers Consumer Direct Corporation	USA (Arizona)
Deckers Cabrillo, LLC	USA (California)
Deckers Cabrillo II, LLC	USA (California)

International
Deckers International Limited	Bermuda
Deckers Macau Limited	Macau
Deckers Macau Limited - The Netherlands Branch	The Netherlands
Deckers International Limited - Hong Kong Branch	Hong Kong
Deckers Outdoor International Limited	Hong Kong
Deckers International HK Limited	Hong Kong
Deckers Asia Pacific Limited	Hong Kong
Deckers Asia Pacific Retail Limited	Hong Kong
StellaDeck Fashion Limited	Hong Kong
Deckers Footwear (Shanghai) Co., Ltd.	China (Shanghai)
Deckers (Beijing) Trading Co., Ltd	China (Beijing)
Deckers Outdoor (Guangzhou) Consulting Co., Ltd	China (Guangzhou)
Deckers Outdoor (Guangzhou) Consulting Co., Ltd (Rep Office)	Vietnam
Deckers Japan G.K.	Japan
Deckers Outdoor Canada ULC	British Columbia, Canada
Deckers UK, Ltd.	United Kingdom
Deckers Europe Limited	United Kingdom
Deckers Dutch Coöperatief U.A.	The Netherlands
Deckers Benelux B.V.	The Netherlands
Deckers Benelux B.V. (Branch Office)	Belgium
Deckers Belgium BVBA	Belgium
Deckers France SAS	France
Deckers Germany GmbH	Germany
Deckers Austria GmbH	Austria
Deckers Switzerland GmbH	Switzerland